Exhibit 99.1
Phreesia Announces Third Quarter Fiscal 2023 Results
WILMINGTON, Delaware, December 8, 2022 – Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the "Company") announced financial results today for the third quarter ended October 31, 2022.

"Over the third quarter of fiscal year 2023, we at Phreesia remained focused helping our clients manage a challenging labor environment by implementing our solutions quickly in order to help patients become more activated in their health and achieve better health outcomes," said CEO and Co-Founder Chaim Indig.

Please visit the Phreesia investor relations website at ir.phreesia.com to view the Company's Q3 Fiscal Year 2023 Stakeholder Letter.

Third Quarter 2023 Highlights
•Revenue was $73.1 million in the quarter as compared to $55.9 million in the same period in the prior year, an increase of 31%.
•Average number of healthcare services clients was 2,982 in the quarter as compared to 2,097 in the same period in the prior year, an increase of 42%.
•Average revenue per healthcare services client was $17,645 in the quarter as compared to $19,299 in the same period in the prior year, a decrease of 9%. The decline was primarily driven by healthcare services client growth significantly outpacing payment processing volume and revenue growth.
•Net loss was $40.2 million in the quarter compared to $36.3 million in the same period in the prior year.
•Adjusted EBITDA was negative $18.3 million in the quarter compared to negative $17.6 million in the same period in the prior year.
•Cash and cash equivalents as of October 31, 2022 was $209.6 million, a decrease of $104.2 million compared to January 31, 2022.

Network solutions

During the three months ended October 31, 2022, we relabeled our Life sciences category of revenue presented on our Consolidated Statements of Operations to Network solutions revenue. Our Network solutions revenue includes fees from life sciences and payer clients for delivering direct communications to help activate, engage and educate patients about topics critical to their health using the Phreesia Platform. Prior to the three months ended October 31, 2022, our Network solutions revenue was entirely generated by our life sciences clients.

Fiscal Year 2023 Outlook

We are updating our revenue outlook for fiscal year 2023 to at least $278 million up from a range of $273 million to $275 million. Our new revenue outlook implies year-over-year growth of 30%.

We expect average healthcare services clients to increase by approximately 150 in the fourth quarter of fiscal year 2023 ending on January 31, 2023. We expect fourth quarter subscription and related services revenue on a per average healthcare services client basis to remain roughly in line with our second and third quarter results.

We are raising our Adjusted EBITDA outlook for fiscal year 2023 to approximately negative $95 million from a range of negative $109 million to negative $106 million, based on our first nine months' performance. This update reflects continued improvements in overall productivity and efficiency across our organization.

We expect our cash outflows in the fourth quarter of fiscal year 2023 to result in a January 31, 2023 cash and cash equivalents balance of approximately $170 million. We continue to expect our Adjusted EBITDA outlook in fiscal year 2023 to be the low annual mark for fiscal years 2023 to 2025.

We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of GAAP to non-GAAP financial measures and an explanation of these measures, please see “Non-GAAP financial measures” below.

Fiscal Year 2025 Target

We are maintaining our $500 million revenue target to be achieved by annualizing our highest-revenue quarter in fiscal year 20251 and continue to expect to reach profitability2 in fiscal year 2025.

We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets.

1 For our target revenue, annualized is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four.
2 For the purposes of this statement, we define "profitability" in terms of Adjusted EBITDA.

Available Information
We intend to use our Company website (including our Investor Relations website) as well as our Facebook, Twitter and LinkedIn accounts as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Forward Looking Statements
This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, Adjusted EBITDA, cash flows and expected cash balance, average number of healthcare services clients and our ability to reach profitability in fiscal year 2025; our outlook for fiscal year 2023 and fiscal year 2025 targets; our expected increase in average number of healthcare services clients for the quarter ended January 31, 2023; and our fiscal year 2023 Adjusted EBITDA outlook. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services, and develop and release successful enhancements, features and modifications to our existing products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry; the impact of the COVID-19 pandemic on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions; and other general, market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine). The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above.

Conference Call Information
We will hold a conference call on December 8, 2022, at 5:00 p.m. Eastern Time to review our fiscal 2023 third quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

ABOUT PHREESIA
Phreesia provides healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients in their healthcare and provides a modern, convenient experience, while enabling our clients to enhance clinical care and drive efficiency.

Investors:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media:

Maureen McKinney
Phreesia, Inc.
mmckinney@phreesia.com
(773) 330-8908

Phreesia, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	October 31, 2022	January 31, 2022
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$209,589	$313,812
Settlement assets	20,710	19,590
Accounts receivable, net of allowance for doubtful accounts of $962 and $863 as of October 31, 2022 and January 31, 2022, respectively	44,356	40,262
Deferred contract acquisition costs	1,218	1,642
Prepaid expenses and other current assets	11,001	11,043
Total current assets	286,874	386,349
Property and equipment, net of accumulated depreciation and amortization of $66,481 and $53,321 as of October 31, 2022 and January 31, 2022, respectively	26,327	34,645
Capitalized internal-use software, net of accumulated amortization of $35,283 and $31,139 as of October 31, 2022 and January 31, 2022, respectively	31,804	17,643
Operating lease right-of-use assets	794	2,337
Deferred contract acquisition costs	1,899	2,437
Intangible assets, net of accumulated amortization of $2,206 and $1,178 as of October 31, 2022 and January 31, 2022, respectively	11,744	12,772
Deferred tax asset	—	515
Goodwill	33,836	33,621
Other assets	4,016	4,157
Total Assets	$397,294	$494,476
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$20,710	$19,590
Current portion of finance lease liabilities and other debt	5,483	5,821
Current portion of operating lease liabilities	1,143	1,281
Accounts payable	11,108	5,119
Accrued expenses	20,344	20,128
Deferred revenue	13,933	16,493
Total current liabilities	72,721	68,432
Long-term finance lease liabilities and other debt	3,766	7,423
Operating lease liabilities, non-current	461	1,276
Long-term deferred revenue	1	65
Total Liabilities	76,949	77,196
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value - 500,000,000 shares authorized as of both October 31, 2022 and January 31, 2022; 53,396,354 and 52,095,964 shares issued as of October 31, 2022 and January 31, 2022, respectively	534	521
Additional paid-in capital	911,526	860,657
Accumulated deficit	(568,063)	(429,938)
Treasury stock, at cost, 683,407 and 301,003 shares as of October 31, 2022 and January 31, 2022, respectively	(23,652)	(13,960)
Total Stockholders’ Equity	320,345	417,280
Total Liabilities and Stockholders’ Equity	$397,294	$494,476

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended October 31,		Nine months ended October 31,
	2022	2021	2022	2021
Revenue:
Subscription and related services	$32,992	$24,365	$93,162	$69,069
Payment processing fees	19,626	16,111	58,588	49,061
Network solutions	20,485	15,439	52,574	37,083
Total revenues	73,103	55,915	204,324	155,213
Expenses:
Cost of revenue (excluding depreciation and amortization)	14,562	11,644	43,821	30,210
Payment processing expense	12,770	9,449	37,482	28,822
Sales and marketing	36,631	32,036	115,003	69,215
Research and development	22,669	15,273	65,846	34,770
General and administrative	19,600	18,021	60,528	46,936
Depreciation	4,865	3,719	13,363	10,717
Amortization	1,817	1,513	5,020	4,744
Total expenses	112,914	91,655	341,063	225,414
Operating loss	(39,811)	(35,740)	(136,739)	(70,201)
Other expense, net	(211)	(114)	(204)	(138)
Interest income (expense), net	61	(311)	(528)	(756)
Total other expense, net	(150)	(425)	(732)	(894)
Loss before provision for income taxes	(39,961)	(36,165)	(137,471)	(71,095)
Provision for income taxes	(206)	(178)	(654)	(615)
Net loss	$(40,167)	$(36,343)	$(138,125)	$(71,710)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.76)	$(0.71)	$(2.64)	$(1.44)
Weighted-average common shares outstanding, basic and diluted	52,606,400	51,020,271	52,294,026	49,943,049
(1) Our potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Phreesia, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine months ended October 31,
	2022	2021
Operating activities:
Net loss	$(138,125)	$(71,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,383	15,461
Stock-based compensation expense	43,491	25,976
Amortization of deferred financing costs and debt discount	227	216
Cost of Phreesia hardware purchased by customers	939	449
Deferred contract acquisition costs amortization	1,318	1,709
Non-cash operating lease expense	1,543	730
Change in fair value of contingent consideration liabilities	—	209
Deferred tax asset	515	508
Changes in operating assets and liabilities:
Accounts receivable	(4,094)	(6,408)
Prepaid expenses and other assets	(802)	(5,686)
Deferred contract acquisition costs	(356)	(2,929)
Accounts payable	4,411	9,490
Accrued expenses and other liabilities	1,931	(5,563)
Lease liability	(981)	(779)
Deferred revenue	(2,624)	1,596
Net cash used in operating activities	(74,224)	(36,731)
Investing activities:
Capitalized internal-use software	(15,576)	(7,962)
Purchases of property and equipment	(4,028)	(16,596)
Net cash used in investing activities	(19,604)	(24,558)
Financing activities:
Proceeds from issuance of common stock in equity offerings, net of underwriters' discounts and commissions	—	245,813
Proceeds from issuance of common stock upon exercise of stock options	1,225	4,062
Treasury stock to satisfy tax withholdings on stock compensation awards	(9,523)	(3,546)
Proceeds from employee stock purchase plan	2,832	1,147
Finance lease payments	(4,316)	(3,175)
Principal payments on financing agreements	(216)	(873)
Debt issuance costs and loan facility fee payments	(397)	(125)
Payment of contingent consideration for acquisitions	—	(400)
Net cash (used in) provided by financing activities	(10,395)	242,903
Net (decrease) increase in cash and cash equivalents	(104,223)	181,614
Cash and cash equivalents – beginning of period	313,812	218,781
Cash and cash equivalents – end of period	$209,589	$400,395

Supplemental information of non-cash investing and financing information:
Right-of-use assets recorded in exchange for operating lease liabilities	$—	$81
Property and equipment acquisitions through finance leases	$526	$2,645
Purchase of property and equipment and capitalized software included in current liabilities	$3,354	$1,082
Capitalized stock-based compensation	$1,036	$279
Issuance of stock to settle liabilities for stock-based compensation	$10,852	$—
Cash paid for:
Interest	$647	$578

Non-GAAP financial measures
This press release and statements made during the above-referenced webcast may include certain non-GAAP financial measures as defined by SEC rules.

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest expense (income), net, provision for income taxes, depreciation and amortization, and before stock-based compensation expense, change in fair value of contingent consideration liabilities and other (income) expense, net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Quarterly Report on Form 10-Q because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) Interest (income) expense, net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2022	2021	2022	2021
Net loss	$(40,167)	$(36,343)	$(138,125)	$(71,710)
Interest (income) expense, net	(61)	311	528	756
Provision for income taxes	206	178	654	615
Depreciation and amortization	6,682	5,232	18,383	15,461
Stock-based compensation expense	14,782	12,929	43,491	25,976
Change in fair value of contingent consideration liabilities	—	—	—	209
Other expense, net	211	114	204	138
Adjusted EBITDA	$(18,347)	$(17,579)	$(74,865)	$(28,555)

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2022	2021	2022	2021
GAAP operating expenses
General and administrative	$19,600	$18,021	$60,528	$46,936
Sales and marketing	36,631	32,036	115,003	69,215
Research and development	22,669	15,273	65,846	34,770
Cost of revenue (excluding depreciation and amortization)	14,562	11,644	43,821	30,210
	$93,462	$76,974	$285,198	$181,131
Stock compensation included in GAAP operating expenses
General and administrative	$5,318	$4,943	$15,652	$11,237
Sales and marketing	5,543	5,169	16,620	9,046
Research and development	2,979	2,224	8,507	4,212
Cost of revenue (excluding depreciation and amortization)	942	593	2,712	1,481
	$14,782	$12,929	$43,491	$25,976
Adjusted operating expenses
General and administrative	$14,282	$13,078	$44,876	$35,699
Sales and marketing	31,088	26,867	98,383	60,169
Research and development	19,690	13,049	57,339	30,558
Cost of revenue (excluding depreciation and amortization)	13,620	11,051	41,109	28,729
	$78,680	$64,045	$241,707	$155,155

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2022	2021	2022	2021
Key Metrics:
Healthcare services clients (average over period)	2,982	2,097	2,761	1,996
Average revenue per healthcare services client	$17,645	$19,299	$54,957	$59,196

We remain focused on building secure and reliable products that derive a strong return on investment for our clients and implementing them with speed and ease. This strategy continues to enable us to grow our network of healthcare services clients. As disclosed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022, during the fourth quarter of fiscal year 2022, we renamed our key metric "provider clients (average over period)" to "healthcare services clients (average over period)." We also renamed our key metric "average revenue per provider client" to "average revenue per healthcare services client."

•Healthcare services clients. We define healthcare services clients as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. We believe growth in the number of healthcare services clients is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our Platform to healthcare services organizations that are not yet clients. While growth in the number of healthcare services clients is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future healthcare services client growth. For example, as the number of healthcare services clients increases, we may need to add to our customer support team and invest to maintain effectiveness and performance of our Platform and software for our healthcare services clients and their patients.

•Average revenue per healthcare services client. We define average revenue per healthcare services client as the total subscription and related services and payment processing revenue in a given period divided by the average number of healthcare services clients that generate subscription and related services and payment processing revenue each month during that same period. We are focused on continually delivering value to our healthcare services clients and believe that our ability to increase average revenue per healthcare services client is an indicator of the long-term value of the Phreesia platform.

Additional Information
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2022	2021	2022	2021
Patient payment volume (in millions)	$815	$682	$2,463	$2,079
Payment facilitator volume percentage	81%	79%	80%	78%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue. Our payment facilitator volume percentage could decline slightly over time should we increase our penetration of enterprise customers that are less likely to use Phreesia as a payment facilitator.